[Letterhead of Tyler Cooper & Alcorn, LLP]

August 31, 2006

Board of Directors
NewAlliance Bancshares, Inc.
195 Church Street
New Haven, Connecticut 06510

Ladies and Gentlemen:

           You have requested our opinion regarding certain federal income tax consequences of the merger of Westbank Corporation (“WBKC”) with and into NewAlliance Bancshares, Inc. (“NewAlliance”) (the “Merger”) and immediately following the Merger, the merger of Westbank (“WB”) with and into NewAlliance Bank (“NAB”).

           In connection with the opinions expressed below, we have examined and relied upon originals or copies certified or otherwise identified to our satisfaction, of (i) the Agreement and Plan of Merger dated as of July 18, 2006 by and among NewAlliance, NAB, WBKC and WB (the “Agreement”), (ii) NewAlliance's Registration Statement on Form S-4, (iii) Certificates of Representation executed by NewAlliance and NAB and WBKC and WB dated August 29, 2006 (collectively, the “Certificates of Representation”), and (iv) such corporate records and documents as we have deemed relevant for the purposes of this opinion. Capitalized terms used herein but not otherwise defined herein shall have the meaning set forth in the Agreement.

           In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have also assumed that the parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such documents. Furthermore, we have assumed that (i) all representations contained in the Agreement and the Certificates of Representation are, and at the Effective Time will be, true and complete in all material respects and (ii) that any representations made in any of the documents referred to herein “to the knowledge” (or similar qualification) of any person or party are and will be correct without such qualification.

           Our opinions set forth below are based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, as well as current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices, procedures and court decisions may change at any time, and any such change could affect the continuing validity of our opinions set forth below. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify our conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

Board of Directors
NewAlliance Bancshares, Inc.
August 31, 2006

           This opinion addresses only the specific federal income tax consequences of the Merger and Bank Merger, and it does not address any other federal, state, local or foreign income, estate, gift, transfer, sales, use, excise or other taxes that may result from the Merger or Bank Merger.

           Merger. Under the Agreement, WBKC will be merged with and into NewAlliance with NewAlliance being the surviving corporation. Upon consummation of the Merger, each WBKC shareholder will have the right, with respect to each of his or her shares of WBKC Common Stock, to elect to receive either (i) shares of NewAlliance Common Stock, (ii) cash, or (iii) a combination of shares of NewAlliance Common Stock and cash, in cases (i) and (ii) subject to proration as described below.

           Each outstanding share of WBKC Common Stock that is to be converted into the right to receive shares of NewAlliance Common Stock (the “Stock Election Consideration”) shall, subject to the proration requirements described below, be converted into and become the right to receive from NewAlliance that number of shares of NewAlliance Common Stock (the “Stock Election Price”) determined by dividing $23.00 by the NewAlliance Base Period Trading Price, as may be adjusted as provided below, computed to four decimal places (the “Exchange Ratio”); provided, however, if the NewAlliance Base Period Trading Price shall be greater than $14.70, the Exchange Ratio shall be fixed at 1.5646; provided, further, however, that if the NewAlliance Base Period Trading Price is less than $13.30, then the Exchange Ratio shall be fixed at 1.7293.

           Each outstanding share of WBKC Common Stock that is to be converted into the right to receive cash (the “Cash Election Consideration”) shall, subject to the proration provisions described below, be converted into the right to receive a cash payment of twenty-three ($23.00) dollars (the “Cash Election Price”).

           Each option to purchase shares of WBKC Common Stock will be converted into cash in an amount equal to $23.00 less the exercise price per share of shares of WBKC Common Stock subject to such option, multiplied by the number of shares of WBKC Common Stock covered by such option.

           The number of shares of WBKC Common Stock that will converted into NewAlliance Common Stock in the Merger must be 50% of the total shares of WBKC Common Stock outstanding immediately prior to the Merger (the “Stock Conversion Number”). Therefore, the cash and stock elections are subject to proration to preserve this requirement.

           If the number of Stock Election Shares does not equal the Stock Conversion Number, then the Stock Election Shares and the Cash Election Shares will be converted into the right to receive NewAlliance Common Stock and cash in the following manner:

           (a)     If the aggregate number of Stock Election Shares (the “Stock Election Number”) exceeds the Stock Conversion Number, then all WBKC Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a

Board of Directors
NewAlliance Bancshares, Inc.
August 31, 2006

fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Election Consideration; and

           (b)     If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

        (i)     If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Election Consideration and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Election Consideration; or

        (ii)     If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Election Consideration, and Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Election Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Election Consideration.

           Bank Merger. Immediately after the Merger, WB will be merged with and into NAB, with NAB as the surviving entity. At the effective time of the Bank Merger, the shares of NAB's common stock outstanding immediately prior to the effective time will remain outstanding without change. Each share of WB common stock issued and outstanding prior to the Bank Merger will, by virtue of the Bank Merger, be cancelled. Any shares of WB common stock held in the treasury of WBKC will be retired and cancelled, and no shares of common stock of WB will be issuable or exchangeable with respect thereto.

           Based on the foregoing and subject to the qualifications set forth in this opinion, it is our opinion that, for federal income tax purposes:

         (1)    The Merger and the Bank Merger, when consummated, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

Board of Directors
NewAlliance Bancshares, Inc.
August 31, 2006

         (2)    Neither the Merger nor the Bank Merger will adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

         (3)    No gain or loss will be recognized by NewAlliance, NAB, WBKC or WB by reason of the Merger;

         (4)    The exchange of WBKC Common Stock to the extent exchanged for NewAlliance Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of WBKC;

         (5)    Subject to any adjustments as a result of any cash received in exchange for WBKC Common Stock, the basis of the NewAlliance Common Stock to be received (including any fractional shares deemed received for tax purposes) by a WBKC shareholder will be the same as the basis, as so adjusted, of the WBKC Common Stock surrendered pursuant to the Merger in exchange therefor; and

         (6)    The holding period of the shares of NewAlliance Common Stock to be received by a shareholder of WBKC will include the period during which the shareholder held the shares of WBKC Common Stock surrendered in exchange therefor, provided the WBKC Common Stock surrendered is held as a capital asset at the Effective Time.

           We express no opinion with respect to the effect on the WBKC shareholders of the receipt of any of the Merger Consideration in cash.

           We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4.

Tyler Cooper & Alcorn, LLP

By:  /s/ Irving S. Schloss

Irving S. Schloss
A Partner